Exhibit 10.3
TERMINATION AGREEMENT
     THIS TERMINATION AGREEMENT (this “Agreement”), entered into as of May 23, 2006, by and among Golfsmith International Holdings, Inc., a Delaware corporation (“Holdings”), Golfsmith International, Inc., a Delaware corporation (“International” and, together with Holdings, the “Companies”), and First Atlantic Capital, Ltd., a Delaware corporation (together with its affiliates, successors and assigns, the “Consultant”).
W I T N E S S E T H :
     WHEREAS, the Companies and the Consultant are party to that certain Management Consulting Agreement, dated as of October 15, 2002 (the “Management Agreement”); and
     WHEREAS, in connection with Holdings’ proposed initial public offering of common stock (the “IPO”), the Companies and the Consultant wish to terminate and discharge certain obligations of the parties under the Management Agreement, subject to the limitations set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Article I.
Termination
          1.1. Termination of Certain Provisions of the Management Agreement. In consideration for the payment of the Termination Fee (as defined below) to the Consultant, the Companies and the Consultant hereby agree to terminate Sections 1, 2, 3 and 4 of the Management Agreement effective immediately upon the closing of the IPO (the “Closing”) and hereby agree that the Companies and the Consultant shall have no further rights or obligations under such Sections following such date.
          1.2. Reimbursement of the Certain Expenses. The Companies and the Consultant hereby agree to reimburse the Consultant, upon presentation of an itemized listing by the Consultant, for its out-of-pocket expenses incurred in connection with meetings between representations of the Consultant and representatives of the Companies in connection with the Consultant’s shareholding in the Company; provided, however, that such obligation to reimburse shall terminate following the date on which the Company first files a Form 10-K or Form 10-Q under the Securities Exchange Act of 1933, as amended, or a registration statement under the Securities Act based on which, the Consultant holds a number of shares of common stock of the Company that is less than 20.0% of the outstanding shares of common stock of the Company.
          1.3. Termination Fee. The Companies hereby agree to pay to the Consultant $3,000,000 (the “Termination Fee”) in consideration for the agreements set forth herein, such Termination Fee to be payable in immediately available funds immediately following the Closing. For the avoidance of any doubt, any fee or other amount paid to the Consultant pursuant to the Management Agreement prior to the Closing shall be non-refundable by the Consultant and any fee or other amount owed to the Consultant pursuant to the Management

Agreement prior to the Closing shall remain payable and shall be paid to the Consultant immediately following the Closing.
          1.4. Other Provisions of the Management Agreement. Notwithstanding Section 1.1 hereof, Sections 5 through 13 of the Management Agreement shall remain in full force and effect and shall not be amended or altered in any way hereby.
          1.5. Termination. This Agreement shall terminate and cease to have any force or effect in the event that the Closing does not occur before July 1, 2006.
Article II.
Miscellaneous
          2.1. Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) among the parties with respect to such subject matter. This Agreement may be amended only by a written instrument executed by each of the parties hereto.
          2.2. Captions. Article and section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.
          2.3. Governing Law; Waiver. This Agreement shall be and any disputed arising under this Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws and such principles thereof, or any other law that would make the laws of any jurisdiction other than the State of New York applicable hereto. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this Agreement invalid or unenforceable in any respect.
          2.4. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.
          2.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
[Remainder of the page intentionally blank.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

By:	/s/ Virginia Bunte

Name: Virginia Bunte
Title: Senior Vice President, Chief Financial Officer and Treasurer

GOLFSMITH INTERNATIONAL, INC.

By:	/s/ Virginia Bunte

Name: Virginia Bunte
Title: Vice President, Chief Financial Officer and Treasurer

FIRST ATLANTIC CAPITAL, LTD.

By:	/s/ Noel E. Wilens

Name: Noel E. Wilens
Title: Principal